Exhibit 99.1
VWR Announces Closing of New Senior Secured Credit Facility
RADNOR, Pa., September 30, 2015 — VWR Corporation (NASDAQ: VWR), a leading, global, independent provider of products, services and solutions to laboratory and production facilities, today announced that it has secured a new senior secured credit facility consisting of a $910 million U.S. dollar denominated term loan A facility due 2020, a €460 million Euro denominated term loan B facility due 2022, and a $250 million multi-currency revolving credit facility. Undrawn amounts under the revolving credit facility are available on a revolving credit basis for working capital and general corporate purposes. As part of the transaction, the Company repaid in full all outstanding indebtedness under and terminated its existing credit agreement and redeemed all $750 million of its outstanding 7.25% Senior Notes due 2017.
Greg Cowan, Senior Vice President and Chief Financial Officer commented: We are pleased to consummate this transaction, which efficiently refinances a substantial portion of the Company’s outstanding debt. The refinancing will provide the contemplated savings that was factored into our 2015 outlook. This refinancing is the next step in our ongoing efforts to reduce interest expense, drive increased cash flows and, by extension, drive value for our shareholders.
About VWR
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a leading, global, independent provider of products, services and solutions to laboratory and production facilities. With sales in excess of $4.3 billion in 2014, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 8,500 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
For more information on VWR please visit www.vwr.com.
Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com